Exhibit 10.2


          DESCRIPTION OF COMPENSATION PAYABLE TO NONEMPLOYEE DIRECTORS


     Upon the recommendation of the Corporate Governance and Public Policy Committee of the Board of Directors of Lexmark International, Inc., on February 10, 2005, the Board approved the compensation to each nonemployee director of the Board with respect to his/her service on the Board. The following table sets forth the compensation for nonemployee directors for 2005 and 2004:


                                                         2005              2004

o        Annual retainer                              $ 40,000          $ 35,000

o        Board meeting attendance fee                    2,500             2,500

o        Committee chair retainer fees:

         o  Finance and Audit Committee                 10,000            10,000

         o  Other Committees                             6,500             6,500

o        Committee meeting attendance fees:

         o  Finance and Audit Committee                  2,500             2,500

         o  Other Committees                             2,000             2,000

o        Telephonic meeting attendance fee                 750               750

o        Initial Equity Award (face value)             600,000           500,000

o        Annual Equity Award  (face value)             250,000           250,000


     Pursuant to the terms of the Lexmark International, Inc. Nonemployee Director Stock Plan, each nonemployee director may defer his or her retainer and/or meeting fees into Deferred Stock Units based on the fair market value of Lexmark Class A Common Stock on the date of deferral. The Deferred Stock Units are eligible for settlement initially on June 30th in the fifth year following the date of grant.